ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated November 20, 2013

JPMorgan Chase & Co. Airbag Autocallable Yield Optimization Notes

Linked to the common shares of Nabors Industries Ltd. due on or about November 28, 2014
Linked to the common stock of United Rentals, Inc. due on or about November 28, 2014

Linked to the common shares of Valeant Pharmaceuticals International, Inc. due on or about November 28, 2014

Linked to the common units of The Carlyle Group L.P. due on or about November 28, 2014

Investment Description
Airbag Autocallable Yield Optimization Notes are unsecured and unsubordinated notes issued by JPMorgan Chase & Co. ("JPMorgan Chase") (each, a "Note" and collectively, the "Notes") linked to the performance of the common shares, common stock or common units of a specific company (the "Underlying Stock"). The issue price of each Note will be $1,000. On a monthly basis, JPMorgan Chase will pay you a coupon regardless of the performance of the applicable Underlying Stock unless the Notes have been previously automatically called. If the price of one share of the applicable Underlying Stock closes at or above the applicable Initial Price on any quarterly Observation Date, JPMorgan Chase will automatically call the Notes and pay you an amount equal to the principal amount per Note plus the corresponding monthly coupon and no further amounts will be owed to you. If by maturity, the Notes have not been automatically called, JPMorgan Chase will either pay you the principal amount per Note or, if the closing price of one share of the applicable Underlying Stock on the Final Valuation Date is below the specified Conversion Price, JPMorgan Chase will deliver to you a number of shares of the applicable Underlying Stock equal to the principal amount per Note divided by the Conversion Price (the "Share Delivery Amount") for each Note (subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement no. UBS-2-III under "General Terms of Notes — Anti-Dilution Adjustments"). Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving a number of shares of the applicable Underlying Stock per Note at maturity that are worth less than your principal amount and the credit risk of JPMorgan Chase for all payments under the Notes. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features	Key Dates

❑Income — Regardless of the performance of the applicable Underlying Stock, JPMorgan Chase will pay you a monthly coupon unless the Notes have been previously automatically called. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the applicable Underlying Stock per Note at maturity that are worth less than your principal amount and the credit risk of JPMorgan Chase for all payments under the Notes.

❑Automatic Call — The Notes will be called automatically if the price of one share of the applicable Underlying Stock closes at or above the applicable Initial Price on any quarterly Observation Date, including the Final Valuation Date. If the Notes are automatically called, you will receive on the applicable Call Settlement Date your principal amount plus the applicable coupon for that date and no further amounts will be owed to you.

❑Contingent Repayment of Principal Amount at Maturity — If by maturity the Notes have not been automatically called and the price of one share of the applicable Underlying Stock does not close below the applicable Conversion Price on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Note at maturity and you will not participate in any appreciation or decline in the value of the applicable Underlying Stock. If the Notes have not been previously automatically called and the price of one share of the applicable Underlying Stock closes below the applicable Conversion Price on the Final Valuation Date, JPMorgan Chase will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount for each Note at maturity, which will likely be worth less than your principal amount and may have no value at all. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date[1]			November 26, 2013
	Original Issue Date (Settlement Date)[1]			November 29, 2013
	Observation Dates[2]			Quarterly (see page 4)
	Final Valuation Date[2]			November 24, 2014
	Maturity Date[2]			November 28, 2014
	[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Notes remains the same.
	[2]	Subject to postponement in the event of a market disruption event and as described under "Description of Notes — Postponement of an Observation Date" and "Description of Notes — Postponement of a Payment Date" in the accompanying product supplement no. UBS-2-III

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE UP TO THE FULL DOWNSIDE MARKET RISK OF THE APPLICABLE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 6 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-2-III BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering
This free writing prospectus relates to four (4) separate Note offerings. Each issuance of offered Notes is linked to one, and only one, Underlying Stock. You may participate in any of the four (4) Note offerings or, at your election, in two or more of the offerings. This free writing prospectus does not, however, allow you to purchase a Note linked to a basket of some or all of the Underlying Stocks described below. The Notes will be issued in minimum denominations equal to $1,000 and integral multiples thereof. Each of the four (4) Note offerings is linked to the common shares, common stock or common units of a different company, and each of the four (4) Note offerings has its own Coupon Rate, Initial Price and Conversion Price, each of which will be finalized on the Trade Date and provided in the pricing supplement. The actual Coupon Rate for each Note will not be less than the bottom of the applicable range listed below, but you should be willing to invest in the Notes if the Coupon Rate were set equal to the bottom of that range. The performance of each Note offering will not depend on the performance of any other Note offering.
Underlying Stock	Coupon Rate	Initial Price	Conversion Price*	CUSIP	ISIN
Common shares of Nabors Industries Ltd. (Bloomberg ticker: NBR)	6.00% to 8.00% per annum	$•	85% of Initial Price	48127A765	US48127A7651
Common stock of United Rentals, Inc. (Bloomberg ticker: URI)	6.00% to 7.70% per annum	$•	80% of Initial Price	48127A757	US48127A7578
Common shares of Valeant Pharmaceuticals International, Inc. (Bloomberg ticker : VRX)	6.00% to 7.50% per annum	$•	80% of Initial Price	48127A740	US48127A7404
Common units of The Carlyle Group L.P. (Bloomberg ticker: CG)	6.00% to 8.10% per annum	$•	85% of Initial Price	48127A732	US48127A7321

* The Conversion Price for each Underlying Stock may be rounded up to the nearest cent.

See "Additional Information about JPMorgan Chase & Co. and the Notes" in this free writing prospectus. The Notes will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. UBS-2-III dated February 28, 2013 and this free writing prospectus. The terms of the Notes as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-2-III, will supersede the terms set forth in product supplement no. UBS-2-III. In particular, please refer to "Additional Terms Specific to the Notes" in this free writing prospectus.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product supplement no. UBS-2-III. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common shares of Nabors Industries Ltd.		$1,000		$15		$985
Notes linked to the common stock of United Rentals, Inc.		$1,000		$15		$985
Notes linked to the common shares of Valeant Pharmaceuticals International, Inc.		$1,000		$15		$985
Notes linked to the common units of The Carlyle Group L.P.		$1,000		$15		$985
(1)	See "Supplemental Use of Proceeds" in this free writing prospectus for information about the components of the price to public of the Notes.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $15 per $1,000 principal amount Note. See "Underwriting (Conflicts of Interest)" beginning on page PS-39 of the accompanying product supplement no. UBS-2-III.

If the Notes priced today and assuming a Coupon Rate equal to the middle of the applicable range listed above, the estimated value of the Notes as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, would be approximately $971.70, $972.40, $967.50 and $967.70 per $1,000 principal amount Note linked to the common shares of Nabors Industries Ltd., linked to the common stock of United Rentals, Inc., linked to the common shares of Valeant Pharmaceuticals International, Inc. and linked to the common units of The Carlyle Group L.P., respectively. JPMS's estimated value of the Notes, when the terms of the Notes are set, will be provided by JPMS in the pricing supplement and for each Note offering will not be less than $950.00 per $1,000 principal amount Note. See "JPMS's Estimated Value of the Notes" in this free writing prospectus for additional information.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term "JPMorgan Chase & Co." Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in these offerings will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-2-III and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This free writing prospectus relates to four (4) separate Note offerings. Each issue of the offered Notes is linked to one, and only one, Underlying Stock. The purchaser of a Note will acquire a security linked to a single Underlying Stock (not to a basket or index that includes the other Underlying Stocks). You may participate in any of the four (4) Note offerings or, at your election, in two or more of the offerings. We reserve the right to withdraw, cancel or modify any of the offerings and to reject orders in whole or in part. While each Note offering relates only to a single Underlying Stock identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Underlying Stock (or any other Underlying Stock) or as to the suitability of an investment in the Notes.

You should read this free writing prospectus together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. UBS-2-III dated February 28, 2013. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-2-III, as the Notes involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-2-III dated February 28, 2013: http://www.sec.gov/Archives/edgar/data/19617/000089109213001766/e52355_424b2.pdf
♦	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
♦	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this free writing prospectus, the "issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Additional Terms Specific to the Notes

For purposes of the Notes offered by this free writing prospectus, notwithstanding anything to the contrary set forth under "General Terms of Notes — Calculation Agent" in the accompanying product supplement no. UBS-2-III, all calculations with respect to the Conversion Price for each Underlying Stock may be rounded up to the nearest cent (e.g., $0.761 is $0.77).

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of the applicable Underlying Stock.

♦You believe the Underlying Stock will close at or above the Initial Price on one of the specified Observation Dates.

♦You believe the Final Price of the applicable Underlying Stock is not likely to be below the applicable Conversion Price and, if it is, you can tolerate receiving a number of shares of the applicable Underlying Stock per Note at maturity worth less than your principal amount or that may have no value at all.

♦You understand and accept that you will not participate in any appreciation in the price of the applicable Underlying Stock and that your return is limited to the coupons paid on the applicable Note.

♦You are willing to accept the risks of owning equities in general and the applicable Underlying Stock in particular.

♦You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

♦You would be willing to invest in the Notes if the applicable Coupon Rate was set equal to the bottom of the applicable range indicated on the cover hereof (the actual applicable Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the applicable range listed on the cover).

♦You are willing and able to hold notes that may be called early and you are otherwise willing to hold the Notes to maturity, a term of approximately 12 months.

♦You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which JPMS is willing to trade the Notes.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Notes, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦You require an investment designed to provide a full return of principal at maturity.

♦You are not willing to make an investment that may have the full downside market risk of the applicable Underlying Stock.

♦You believe that the price of the applicable Underlying Stock will decline during the term of the Notes and that the Final Price of the applicable Underlying Stock is likely to be below the applicable Conversion Price, which could result in a total loss of your initial investment.

♦You cannot tolerate receiving a number of shares of the applicable Underlying Stock per Note at maturity worth less than your principal amount or that may have no value at all.

♦You seek an investment that participates in the full appreciation in the price of the applicable Underlying Stock or that has unlimited return potential.

♦You are not willing to accept the risks of owning equities in general and the applicable Underlying Stock in particular.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You would be unwilling to invest in the Notes if the applicable Coupon Rate was set equal to the bottom of the applicable range indicated on the cover hereof (the actual applicable Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the applicable range listed on the cover).

♦You are unable or unwilling to hold notes that may be called early or you are unable or unwilling to hold the Notes to maturity, a term of approximately 12 months, and seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 6 of this free writing prospectus and "Risk Factors" in the accompanying product supplement no. UBS-2-III for risks related to an investment in the Notes.

Indicative Terms
Issuer	JPMorgan Chase & Co.
Issue Price per Note:	$1,000 per Note
Principal Amount per Note	$1,000 per Note
Underlying Stock	Common shares of Nabors Industries Ltd. Common stock of United Rentals, Inc. Common shares of Valeant Pharmaceuticals International, Inc. Common units of The Carlyle Group L.P.
Term(1	Approximately 12 months, unless called earlier
Call Feature	The Notes will be automatically called if the closing price of one share of the applicable Underlying Stock on any Observation Date is equal to or greater than the applicable Initial Price. If the Notes are automatically called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus the coupon for the applicable Coupon Payment Date and no further amounts will be owed on the Notes.
Observation Dates[1,2]	February 26, 2014 May 28, 2014 August 27, 2014 November 24, 2014 (Final Valuation Date)
Call Settlement Dates[2]	The Coupon Payment Date immediately following the applicable Observation Date, which will be 2nd business day following the applicable Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date
Coupon Payment	Coupons payable in arrears in twelve equal monthly installments based on the applicable Coupon Rate, regardless of the performance of the applicable Underlying Stock, unless the Notes have been previously automatically called. The Coupon Rate is expected to be between (i) 6.00% and 8.00% per annum for Notes linked to the common shares of Nabors Industries Ltd., (ii) 6.00% and 7.70% per annum for Notes linked to the common stock of United Rentals, Inc., (iii) 6.00% and 7.50% per annum for Notes linked to the common shares of Valeant Pharmaceuticals International, Inc. and (iv) 6.00% and 8.10% per annum for Notes linked to the common units of The Carlyle Group L.P. The actual Coupon Rate for each Note will be finalized on the Trade Date and provided in the pricing supplement.
1st Installment through 12th Installment (unless earlier called)

For Notes linked to the common shares of Nabors Industries Ltd.: expected to be between 0.5000% and 0.6667%

For Notes linked to the common stock of United Rentals, Inc.: expected to be between 0.5000% and 0.6417%

For Notes linked to the common shares of Valeant Pharmaceuticals International, Inc.: expected to be between 0.5000% and 0.6250%

For Notes linked to the common units of The Carlyle Group L.P.: expected to be between 0.5000% and 0.6750%

The actual installment amounts will be based on the Coupon Rate and finalized on the Trade Date and provided in the pricing supplement.

Conversion Price[3]	A percentage of the applicable Initial Price, as specified on the cover of this free writing prospectus
Payment at Maturity (per Note)[4]

If the Notes have not been called and the Final Price of the applicable Underlying Stock is greater than or equal to the applicable Conversion Price on the Final Valuation Date, at maturity we will pay you an amount in cash equal to $1,000 for each $1,000 principal amount Note plus accrued and unpaid interest.

If the Notes have not been called and the Final Price of the applicable Underlying Stock is below the applicable Conversion Price on the Final Valuation Date, at maturity we will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount (subject to adjustments) for each Note you own plus accrued and unpaid interest.

The value of shares delivered for the share delivery amount is expected to be worth less than the principal amount and may be worthless.

Share Delivery Amount[3,4]	The number of shares of the applicable Underlying Stock per $1,000 principal amount Note equal to $1,000 divided by the applicable Conversion Price, as finalized on the Trade Date and provided in the pricing supplement
Initial Price[3]	The closing price of one share of the applicable Underlying Stock on the Trade Date
Final Price	The closing price of one share of the applicable Underlying Stock on the Final Valuation Date
[1]	See footnote 1 under "Key Dates" on the front cover
[2]	See footnote 2 under "Key Dates" on the front cover
[3]	Subject to adjustment upon the occurrence of certain corporate events affecting the applicable Underlying Stock. See "General Terms of Notes — Anti-Dilution Adjustments" in the accompanying product supplement no. UBS-2-III. The Conversion Price for each Underlying Stock may be rounded up to the nearest cent.
[4]	We will pay cash in lieu of delivering any fractional shares of the applicable Underlying Stock in an amount equal to that fraction multiplied by the closing price of one share of the applicable Underlying Stock on the Final Valuation Date.

Investment Timeline

Trade Date:	The closing price of one share of the applicable Underlying Stock (Initial Price) is observed, the applicable Conversion Price and Share Delivery Amount are determined and the applicable Coupon Rate is finalized.

Monthly (including at maturity if not previously automatically called):	We pay the applicable coupon.

Quarterly (including the Final Valuation Date):

The Notes will be automatically called if the closing price of one share of the applicable Underlying Stock on any Observation Date is equal to or greater than the applicable Initial Price.

If the Notes are automatically called, we will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus the coupon for the applicable Coupon Payment Date and no further amount will be paid to you.

Maturity Date:

The Final Price is determined on the Final Valuation Date.

If the Notes have not been automatically called and the Final Price of the applicable Underlying Stock is greater than or equal to the applicable Conversion Price, we will pay you an amount in cash equal to $1,000 for each $1,000 principal amount Note.

If the Notes have not been automatically called and the Final Price of the applicable Underlying Stock is below the applicable Conversion Price, we will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount for each Note you own.[4]

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR THAT MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Coupon Payment Dates

Coupons will be payable in arrears in twelve equal monthly installments on the Coupon Payment Dates listed below (unless earlier called):

December 31, 2013	June 30, 2014
January 31, 2014	July 31, 2014
February 28, 2014*	August 29, 2014*
March 31, 2014	September 30, 2014
April 30, 2014	October 31, 2014
May 30, 2014*	November 28, 2014* (the Maturity Date)

* Corresponding Call Settlement Dates for the applicable quarterly Observation Dates.

Each Coupon Payment Date is subject to postponement in the event of a market disruption event and as described under "Description of Notes — Postponement of a Payment Date" in the accompanying product supplement no. UBS-2-III. Each Coupon Payment will be payable to the holders of record of the Notes at the close of business on the date that is one business day prior to the applicable Coupon Payment Date.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-2-III. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Notes as units each comprising a Put Option and a debt component for U.S. federal income tax purposes. We will determine the portion of each Coupon Payment that we will allocate to interest on the debt component and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the Notes. By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with the treatment and allocation as described above. We will follow this approach in determining our information reporting responsibilities, if any. If the Notes had priced on November 19, 2013 and assuming the Coupon Rates provided below, for each Note offering, we would have allocated as interest on the debt component and as Put Premium the following amounts:

Underlying Stock	Coupon Rate per Annum	Interest on Debt Component per Annum	Put Premium Component per Annum
Common shares of Nabors Industries Ltd.	7.00% per annum	0.47% per annum	6.53% per annum
Common stock of United Rentals, Inc.	6.85% per annum	0.47% per annum	6.38% per annum
Common shares of Valeant Pharmaceuticals International, Inc.	6.75% per annum	0.47% per annum	6.28% per annum
Common units of The Carlyle Group L.P.	7.05% per annum	0.47% per annum	6.58% per annum

The actual Coupon Rate and allocation that we will determine for each Note offering will be finalized on the Trade Date and provided in the pricing supplement and may differ from the applicable hypothetical Coupon Rate and allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Trade Date. Assuming the treatment and allocation described above are respected, (a) interest on the debt component will be taxed as ordinary income, while the Put Premium will not be taken into account prior to maturity, sale or automatic call, and (b) assuming that you are an initial purchaser of Notes purchasing the Notes at the Issue Price for cash, (i) if at maturity or upon automatic call the Notes are settled in cash, you will recognize short-term capital gain in an amount equal to the total Put Premium received and (ii) if at maturity you receive the Underlying Stock, you generally will not recognize gain or loss with respect to the Put Premium or the Underlying Stock received; instead, the total Put Premium will reduce your basis in the Underlying Stock.

There are, however, other reasonable treatments that the Internal Revenue Service (the "IRS") or a court may adopt for the Notes, in which case the timing and character of your income or loss could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the Notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of Notes at the Issue Price should also consult their tax advisers with respect to the tax consequences of an investment in the Notes, including possible alternative treatments, as well as the allocation of the purchase price of the Notes between the debt component and the Put Option.

Non-U.S. Holders — Additional Tax Consideration

Non-U.S. Holders of Notes linked to the common stock of United Rentals, Inc. or the common units of The Carlyle Group L.P. should note that proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or "deemed paid" after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to these Notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to Notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders of these Notes should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the applicable Underlying Stock. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-2-III. We also urge you to consult your investment, legal, tax, accounting and other advisers before investing in the Notes.

Risks Relating to the Notes Generally

♦	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Notes. If the Notes have not been automatically called, we will pay you the principal amount of your Notes in cash only if the Final Price of the applicable Underlying Stock is greater than or equal to the applicable Conversion Price and only at maturity. If the Notes have not been automatically called and the Final Price of the applicable Underlying Stock is below the applicable Conversion Price, we will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount (subject to adjustments) for each $1,000 principal amount Note that you own instead of the principal amount in cash. As a result, if the Final Price of the applicable Underlying Stock is below the applicable Conversion Price, you will be exposed on a leveraged basis to any such decline below the applicable Conversion Price. For example, if the Conversion Price for an offering of Notes equals 80% of the Initial Price of the applicable Underlying Stock and the Final Price of the applicable Underlying Stock is below its Conversion Price, you will lose 1.25% of your principal amount per Note for each additional 1% decline in the price of the applicable Underlying Stock below its Conversion Price. If you receive shares of the applicable Underlying Stock at maturity, the value of those shares will likely be less than the principal amount of the Notes or may have no value at all. Therefore, you could lose some or all of your principal amount.
♦	Credit Risk of JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Notes are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any repayment of principal or any other amounts owed to you under the terms of the Notes and you could lose your entire investment.
♦	The Probability That the Applicable Final Price Will Fall Below the Applicable Conversion Price on the Final Valuation Date Will Depend on the Volatility of the Applicable Underlying Stock — "Volatility" refers to the frequency and magnitude of changes in the price of the applicable Underlying Stock. Greater expected volatility with respect to the applicable Underlying Stock reflects a higher expectation as of the Trade Date that the price of such stock could close below its applicable Conversion Price on the Final Valuation Date of the Notes, resulting in the loss of some or all of your investment if the Notes have not been previously automatically called. In addition, the applicable Coupon Rate is finalized on the Trade Date and provided in the pricing supplement and depends in part on this expected volatility. However, the applicable Underlying Stock's volatility can change significantly over the term of the Notes. The price of the applicable Underlying Stock for your Notes could fall sharply, which could result in a significant loss of principal.
♦	Contingent Repayment of Principal Applies Only at Maturity — If you are able to sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of the applicable Underlying Stock is above the applicable Conversion Price. At maturity, if the Notes have not been automatically called, we will either repay you the full principal amount per $1,000 principal amount Note or, if the price of the applicable Underlying Stock closes below the applicable Conversion Price on the Final Valuation Date, we will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount for each $1,000 principal amount Note at maturity, which will likely be worth less than your principal amount and may have no value at all. This contingent repayment of principal based on whether the Final Price is below the Conversion Price, applies only at maturity.
♦	Your Return Potential on the Notes Is Expected to Be Limited to the Accrued Coupon Payments, Regardless of Any Appreciation in the Value of the Applicable Underlying Stock — If the Notes are automatically called, the return on the Notes will be limited to the total of any coupons paid on the Notes up to and including the applicable Call Settlement Date, and you will not participate in any appreciation of the Underlying Stock, which may be significant. If the Notes are not automatically called, unless the applicable Final Price is less than the applicable Conversion Price, for each $1,000 principal amount Note, you will receive the principal amount at maturity plus any accrued and unpaid interest. If the applicable Final Price is less than the applicable Conversion Price, we will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount for each $1,000 principal amount Note at maturity the value of which is most likely to be worth less than the principal amount as of the Maturity Date. Therefore, any positive return on the Notes is expected to be limited to the coupons paid on the Notes. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the applicable Underlying Stock during the term of the Notes.
♦	Reinvestment Risk — If your Notes are called early, the term of the Notes will be reduced and could be as short as 3 months and you will not receive any payment on the Notes after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk in the event the Notes are called prior to the Maturity Date.
♦	Contingent Repayment of Principal Depends Solely on the Closing Price of One Share of the Applicable Underlying Stock on the Final Valuation Date — If the Notes have not been automatically called and the closing price of one share of the applicable Underlying Stock on the Final Valuation Date (i.e., the Final Price) is less than the applicable Conversion Price, you will receive a predetermined number of shares of the Underlying Stock per Note on the Maturity Date instead of the principal amount of your Notes in cash, which are expected to be worth less than your principal amount and may be worthless. Because the Final Price will be determined based on the closing price on a single day near the end of the term of the Notes, the price of the applicable Underlying Stock at the Maturity Date or at other times during the term of the Notes could be at a level above the applicable Conversion Price. This difference could be particularly large if there is a significant decrease in the price of the applicable Underlying Stock during the later portion of the term of the Notes or if there is significant volatility in the price of the applicable Underlying Stock during the term of the Notes, especially on dates near the Final Valuation Date.
♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the applicable Notes when the terms of the Notes are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to "Risk Factors — Risks Relating to the Notes Generally" in the accompanying product supplement no. UBS-2-III for additional information about these risks. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the applicable Underlying Stock, including extending loans to, or making equity investments in, the issuer of the applicable Underlying Stock or providing advisory services to the issuer of the applicable Underlying Stock. As a prospective purchaser of the Notes, you should undertake an independent investigation of the issuer of the applicable Underlying Stock as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.
♦	Single Stock Risk — The price of the applicable Underlying Stock can rise or fall sharply due to factors specific to that applicable Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information regarding each Underlying Stock and its issuer, please see "The Underlying Stocks" and the section applicable to each Underlying Stock issuer in this free writing prospectus and the respective issuer's SEC filings referred to in those sections. We urge you to review financial and other information filed periodically with the SEC by the issuer of the applicable Underlying Stock.
♦	JPMS's Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes — JPMS's estimated value is only an estimate using several factors. The original issue price of the Notes will exceed JPMS's estimated value of the applicable Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See "JPMS's Estimated Value of the Notes" in this free writing prospectus.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others' Estimates — JPMS's estimated value of the applicable Notes is determined by reference to JPMS's internal pricing models when the terms of the Notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Notes that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See "JPMS's Estimated Value of the Notes" in this free writing prospectus.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value of the applicable Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See "JPMS's Estimated Value of the Notes" in this free writing prospectus.

♦	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Notes" in this free writing prospectus for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.
The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See "— Lack of Liquidity" below.
♦	Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the value of the applicable Underlying Stock, including:
♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the actual and expected volatility in the closing price of one share of the applicable Underlying Stock;
♦	the time to maturity of the Notes;
♦	the dividend rate on the applicable Underlying Stock;
♦	the occurrence of certain events affecting the issuer of the applicable Underlying Stock that may or may not require an adjustment to the applicable Initial Price, the applicable Conversion Price and the applicable Share Delivery Amount, including a merger or acquisition;
♦	interest and yield rates in the market generally; and
♦	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.
♦	No Dividend Payments or Voting Rights or Other Ownership Rights in the Applicable Underlying Stock — As a holder of the Notes, you will not have any ownership interest or rights in the applicable Underlying Stock, such as voting rights or rights to receive cash dividends or other distributions. In addition, the issuer of the applicable Underlying Stock will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the applicable Underlying Stock and the Notes.
♦	No Affiliation with the Applicable Underlying Stock Issuer — We are not affiliated with the issuer of the applicable Underlying Stock. We have not independently verified the information about the applicable Underlying Stock issuer contained in this free writing prospectus or in product supplement no. UBS-2-III. You should make your own investigation into the applicable Underlying Stock and its issuer. We are not responsible for the applicable Underlying Stock issuer's public disclosure of information, whether contained in SEC filings or otherwise.
♦	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.
♦	Anti-Dilution Protection Is Limited and May Be Discretionary — Although the calculation agent will adjust the amount payable at maturity by adjusting the number of shares of the applicable Underlying Stock that may be delivered for certain corporate events (such as stock splits and stock dividends) affecting the applicable Underlying Stock and making other related adjustments that may affect the likelihood of an automatic call, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable Underlying Stock. If an event occurs that does not require the calculation agent to make these adjustments, the market value of your Notes, whether the Notes will be automatically called and the payment at maturity, if any, may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Notes in making these determinations.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the applicable Underlying Stock) that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the applicable Underlying Stock and could affect the value of the applicable Underlying Stock, and therefore the market value of the Notes.
♦	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Underlying Stock — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the applicable Underlying Stock or in futures, options or other derivative products on the applicable Underlying Stock may adversely affect the market value of the applicable Underlying Stock and, therefore, the market value of the Notes.
♦	The Final Terms and Valuation of the Notes Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Notes will be based on relevant market conditions when the terms of the Notes are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of JPMS's estimated value and the Coupon Rate for each Note will be finalized on the Trade Date and provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this free writing prospectus. Accordingly, you should consider your potential investment in the Notes based on the minimums for JPMS's estimated value and the Coupon Rate of the applicable Notes.

Risks Relating to Notes Linked to the Common Shares of Nabors Industries Ltd. or the Common Shares of Valeant Pharmaceuticals International, Inc.

♦	Risks Associated with Non-U.S. Companies — An investment in Notes linked to the common shares of Nabors Industries Ltd. (which we refer to as Nabors) or the common shares of Valeant Pharmaceuticals International, Ltd. (which we refer to as Valeant) involves risks associated with the home countries of Nabors and Valeant, which are Bermuda and Canada, respectively. Non-U.S. companies, such as those organized in Bermuda or Canada, are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities issued by non-U.S. companies may be affected by political, economic, financial and social factors in the home country of the non-U.S. issuer, including changes in that country's government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economy of that country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Such country may be subjected to different and, in some cases, more adverse economic environments.
♦	Currency Exchange Rate Risk — Because the common shares of Valeant are quoted and traded in U.S. dollars on the New York Stock Exchange and in Canadian dollars on the Toronto Stock Exchange, fluctuations in the exchange rate between the Canadian dollar and the U.S. dollar will likely affect the relative value of the common shares in the two currencies and, as a result, will likely affect the market price of the common shares trading on the New York Stock Exchange. These trading differences and currency exchange rates may affect the market value of the applicable Notes and whether the applicable Final Price will fall below the applicable Conversion Price on the Final Valuation Date. The Canadian dollar has been subject to fluctuations against the U.S. dollar in the past and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rate between the Canadian dollar and the U.S. dollar is not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the applicable Notes. The exchange rate between the Canadian dollar and the U.S. dollar is the result of the supply of, and the demand for, those currencies. Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Canada and the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Canada and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Canada and the United States and other jurisdictions important to international trade and finance.

Hypothetical Examples and Return Table

Assumptions

The following examples and return table illustrate the payment at maturity or upon an automatic call under different hypothetical scenarios on a hypothetical offering of Notes linked to a hypothetical Underlying Stock assuming the following*:

Hypothetical term:	Approximately 12 months (unless earlier called)
Hypothetical Coupon Rate**:	6.00% per annum (or $5.00 per monthly period)
Hypothetical Initial Price:	$50.00 per share
Hypothetical Conversion Price:	$40.00 (80% of the Initial Price)
Hypothetical Share Delivery Amount:	25 shares per Note ($1,000 / Conversion Price of $40.00)
Hypothetical Principal Amount:	$1,000 per Note
Hypothetical Dividend yield on the Underlying Stock***:	3.00% during the term of the Notes (3.00% annual dividend yield)

*	Actual Coupon Rate and other terms for each Note to be finalized on the Trade Date and provided in the pricing supplement. The actual value of the Coupon Payments you will receive over the term of the Notes (until maturity or an earlier automatic call), the actual market value of the number of shares of the applicable Underlying Stock equal to the Share Delivery Amount or the principal amount, as applicable, you may receive at maturity if the Notes have not been automatically called, and therefore the total return at maturity or upon an automatic call, and the actual Conversion Price applicable to your Notes may be more or less than the amounts displayed in these hypothetical scenarios, and will depend in part on the Initial Price of the applicable Underlying Stock, which will be finalized on the Trade Date and provided in the pricing supplement.
**	Coupon payments will be paid in arrears in monthly installments during the term of the Note (unless earlier called) on an unadjusted basis.
***	Hypothetical dividend yield holders of the hypothetical Underlying Stock might receive over the term of the Notes. Holders of the Notes will not be entitled to any dividend payments received by holders of the Underlying Stock.

The examples below and the return table on the following page are purely hypothetical and are not based on any specific offering of Notes linked to any specific Underlying Stock. These examples and return table are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the value of the payment at maturity on the Notes will depend on whether the Final Price of the applicable Underlying Stock is below the specified Conversion Price and (c) how the total return on the Notes may be less than the total return on a direct investment in the applicable Underlying Stock in certain scenarios.

Example 1 — Notes Are Called on the First Observation Date

Closing Price at first Observation Date:	$55.00 (at or above Initial Price, Notes are called)
Payment at Call Settlement Date:	$1,005.00
Coupons Previously Paid:	$10.00
Total Payments on the Notes:	$1,015.00
Total Return on the Notes	1.50%

Because the Notes are called on the first Observation Date, we will pay on the Call Settlement Date a cash payment equal to the principal amount plus the coupon for the corresponding Coupon Payment Date. When added to the coupon payments of $10.00 received on previous Coupon Payment Dates, we will have paid you a total of $1,015.00 per Note for a 1.50% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — Notes Are Called on the Final Valuation Date

Closing Price at first Observation Date:	$45.00 (below Initial Price, Notes NOT called)
Closing Price at second Observation Date:	$40.00 (below Initial Price, Notes NOT called)
Closing Price at third Observation Date:	$45.00 (below Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$52.50 (at or above Initial Price, Notes are called)

Payment at Call Settlement Date:	$1,005.00
Coupons Previously Paid:	$55.00
Total Payments on the Notes:	$1,060.00
Total Return on the Notes	6.00%

Because the Notes are called on the final Observation Date (which is the Final Valuation Date), we will pay on the Maturity Date a cash payment equal to the principal amount plus the coupon for the corresponding Coupon Payment Date. When added to the coupon payments of $55.00 received on previous Coupon Payment Dates, we will have paid you a total of $1,060.00 per Note for a 6.00% total return on the Notes.

Example 3 — Notes Are NOT Called and the Final Price Is NOT Below the Conversion Price

Closing Price at first Observation Date:	$45.00 (below Initial Price, Notes NOT called)
Closing Price at second Observation Date:	$40.00 (below Initial Price, Notes NOT called)
Closing Price at third Observation Date:	$45.00 (below Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$45.00 (below Initial Price, but above Conversion Price, Notes NOT called)

Payment at Maturity:	$1,005.00
Coupons Previously Paid:	$55.00
Total Payments on the Notes:	$1,060.00
Total Return on the Notes	6.00%

Because the Notes are not called on any Observation Date and the Final Price of the Underlying Stock is not below the Conversion Price, your principal is repaid and we will pay on the Maturity Date a cash payment equal to the principal amount plus the coupon for the corresponding Coupon Payment Date. When added to the coupon payments of $55.00 received on previous Coupon Payment Dates, we will have paid you a total of $1,060.00 per Note for a 6.00% total return on the Notes.

Example 4 — Notes Are NOT Called and the Final Price Is Below the Conversion Price

Closing Price at first Observation Date:	$45.00 (below Initial Price, Notes NOT called)
Closing Price at second Observation Date:	$40.00 (below Initial Price, Notes NOT called)
Closing Price at third Observation Date:	$45.00 (below Initial Price, Notes NOT called)
Closing Price at Final Valuation Date†:	$20.00 (below Initial Price and Conversion Price, Notes NOT called)

Payment at Maturity (consisting of the Share Delivery Amount)†:	$500.00 (25 shares x $20.00)
Coupon Paid at Maturity:	$5.00
Coupons Previously Paid:	$55.00
Total Value Paid or Delivered on the Notes†:	$560.00
Total Return on the Notes†:	-44.00%

Because the Notes are not called on any Observation Date and the Final Price of the Underlying Stock is below the Conversion Price, we will deliver on the Maturity Date the Share Delivery Amount, with any fractional shares included in the Share Delivery Amount paid in cash at the Final Price. The value received at maturity and the total return on the Notes at that time depends on (i) the price of one share of the Underlying Stock on the Maturity Date and (ii) the Final Price for any fractional shares of the Share Delivery Amount. We will also pay the coupon for the corresponding coupon payment. When added to the coupon payments of $55.00 previously received, the value of the Share Delivery Amount and coupons received from us would be worth a total of $560.00 per Note for a loss on the Notes of 44.00%.

†Assumes that the closing price on the Final Valuation Date is also the closing price on the Maturity Date.

Hypothetical Return at Maturity(1)

Underlying Stock			Conversion Event Does Not Occur(2)		Conversion Event Occurs(3)
Hypothetical Final Stock Price(4)	Stock Price Return(5)	Total Return on the Underlying Stock at Maturity(6)	Payment at Maturity + Coupon Payments(7)	Total Return on the Notes at Maturity(8)	Value of Payment at Maturity + Coupon Payments(9)	Total Return on the Notes at Maturity(8)
$75.00	50.00%	53.00%	$1,060.00	6.00%	N/A	N/A
$72.50	45.00%	48.00%	$1,060.00	6.00%	N/A	N/A
$70.00	40.00%	43.00%	$1,060.00	6.00%	N/A	N/A
$67.50	35.00%	38.00%	$1,060.00	6.00%	N/A	N/A
$65.00	30.00%	33.00%	$1,060.00	6.00%	N/A	N/A
$62.50	25.00%	28.00%	$1,060.00	6.00%	N/A	N/A
$60.00	20.00%	23.00%	$1,060.00	6.00%	N/A	N/A
$57.50	15.00%	18.00%	$1,060.00	6.00%	N/A	N/A
$55.00	10.00%	13.00%	$1,060.00	6.00%	N/A	N/A
$52.50	5.00%	8.00%	$1,060.00	6.00%	N/A	N/A
$50.00	0.00%	3.00%	$1,060.00	6.00%	N/A	N/A
$47.50	-5.00%	-2.00%	$1,060.00	6.00%	N/A	N/A
$45.00	-10.00%	-7.00%	$1,060.00	6.00%	N/A	N/A
$42.50	-15.00%	-12.00%	$1,060.00	6.00%	N/A	N/A
$40.00	-20.00%	-17.00%	$1,060.00	6.00%	N/A	N/A
$39.50	-21.00%	-18.00%	N/A	N/A	$1,047.50	4.75%
$38.80	-22.40%	-19.40%	N/A	N/A	$1,030.00	3.00%
$37.50	-25.00%	-22.00%	N/A	N/A	$997.50	-0.25%
$35.00	-30.00%	-27.00%	N/A	N/A	$935.00	-6.50%
$32.50	-35.00%	-32.00%	N/A	N/A	$872.50	-12.75%
$30.00	-40.00%	-37.00%	N/A	N/A	$810.00	-19.00%
$27.50	-45.00%	-42.00%	N/A	N/A	$747.50	-25.25%
$25.00	-50.00%	-47.00%	N/A	N/A	$685.00	-31.50%
$20.00	-60.00%	-57.00%	N/A	N/A	$560.00	-44.00%
$15.00	-70.00%	-67.00%	N/A	N/A	$435.00	-56.50%
$10.00	-80.00%	-77.00%	N/A	N/A	$310.00	-69.00%
$5.00	-90.00%	-87.00%	N/A	N/A	$185.00	-81.50%
$0.00	-100.00%	-97.00%	N/A	N/A	$60.00	-94.00%

(1)	This table assumes that the Notes are not called at any time during the term of the Notes prior to the Final Valuation Date pursuant to the call feature.
(2)	A conversion event does not occur if the hypothetical Final Price of the Underlying Stock is not below the hypothetical Conversion Price.
(3)	A conversion event occurs if the hypothetical Final Price of the Underlying Stock is below the hypothetical Conversion Price.
(4)	If the hypothetical Final Price of the Underlying Stock is not below the Conversion Price, the hypothetical Final Stock Price represents the closing price of one share of the Underlying Stock as of the Final Valuation Date. If the hypothetical Final Price of the Underlying Stock is below the hypothetical Conversion Price on the Final Valuation Date, the hypothetical Final Stock Price represents the closing price of one share of the Underlying Stock as of the Final Valuation Date and the Maturity Date.
(5)	The stock price return is provided for illustrative purposes only.
(6)	The total return on the Underlying Stock at maturity includes a 3.00% cash dividend payment.
(7)	Payment consists of the Principal Amount plus Coupon Payments of 6.00% per annum.
(8)	The total return on the Notes at maturity includes Coupon Payments of 6.00% per annum.
(9)	The actual value of this payment consists of the market value of a number of shares of the Underlying Stock equal to the Share Delivery Amount, valued and delivered as of the Maturity Date, with any fractional shares paid in cash at the Final Price, plus Coupon Payments of 6.00% per annum.

The numbers appearing in these hypothetical examples have been rounded for ease of analysis.

Because the closing price of one share of each Underlying Stock may be subject to significant fluctuation over the term of the Notes, it is not possible to present a chart or table illustrating the complete range of possible payment and total return on the Notes at maturity for any specific offering of Notes linked to any specific Underlying Stock.

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying Stocks

Included on the following pages is a brief description of the issuers of the Underlying Stocks. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing prices of one share of each Underlying Stock. The information given below is for the four calendar quarters in each of 2008, 2009, 2010, 2011 and 2012 and the first, second and third calendar quarters of 2013. Partial data is provided for the fourth calendar quarter of 2013. We obtained the closing price information set forth below from the Bloomberg Professional® service ("Bloomberg"), without independent verification. You should not take the historical prices of any Underlying Stock as an indication of future performance.

Each of the Underlying Stocks is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of each Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by the issuer of each Underlying Stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation that these publicly available documents are accurate or complete.

Nabors Industries Ltd.

According to its publicly available filings with the SEC, Nabors Industries Ltd., which we refer to as Nabors, a Bermuda company, is a land drilling contractor, a land well-servicing and workover contractor and a provider of offshore platform workover and drilling rigs. The common shares of Nabors, par value $0.001 per share (Bloomberg ticker: NBR), are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Nabors in the accompanying product supplement no. UBS-2-III. Nabors' SEC file number is 001-32657.

Historical Information Regarding the Common Shares of Nabors

The following table sets forth the quarterly high and low closing prices of one common share of Nabors, based on daily closing prices on the primary exchange for Nabors, as reported by Bloomberg. The closing price of one common share of Nabors on November 19, 2013 was $17.24. The actual Initial Price will be the closing price of one common share of Nabors on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of one common share of Nabors has experienced significant fluctuations. The historical performance of the common shares of Nabors should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one common share of Nabors during the term of the Notes. We cannot give you assurance that the performance of the common shares of Nabors will result in the return of any of your principal. We make no representation as to the amount of dividends, if any, that Nabors will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common shares of Nabors.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close
1/1/2008	3/31/2008		$33.77	$25.12	$33.77
4/1/2008	6/30/2008		$49.77	$33.95	$49.23
7/1/2008	9/30/2008		$49.15	$23.26	$24.92
10/1/2008	12/31/2008		$24.00	$10.22	$11.97
1/1/2009	3/31/2009		$13.32	$8.50	$9.99
4/1/2009	6/30/2009		$19.50	$10.25	$15.58
7/1/2009	9/30/2009		$21.41	$14.09	$20.90
10/1/2009	12/31/2009		$23.46	$19.29	$21.89
1/1/2010	3/31/2010		$26.87	$18.76	$19.63
4/1/2010	6/30/2010		$22.61	$17.08	$17.62
7/1/2010	9/30/2010		$18.99	$15.64	$18.06
10/1/2010	12/31/2010		$23.83	$17.59	$23.46
1/1/2011	3/31/2011		$30.38	$22.08	$30.38
4/1/2011	6/30/2011		$32.06	$22.81	$24.64
7/1/2011	9/30/2011		$27.57	$12.26	$12.26
10/1/2011	12/31/2011		$20.57	$11.74	$17.34
1/1/2012	3/31/2012		$22.31	$16.65	$17.49
4/1/2012	6/30/2012		$17.60	$12.65	$14.40
7/1/2012	9/30/2012		$16.69	$13.00	$14.03
10/1/2012	12/31/2012		$15.40	$13.13	$14.45
1/1/2013	3/31/2013		$18.00	$14.50	$16.22
4/1/2013	6/30/2013		$17.22	$14.51	$15.31
7/1/2013	9/30/2013		$16.45	$14.60	$16.06
10/1/2013	11/19/2013	*	$18.14	$16.51	$17.24

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2013 includes data for the period from October 1, 2013 through November 19, 2013. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

The graph below illustrates the daily performance of the common shares of Nabors from November 3, 2005 through November 19, 2013, based on information from Bloomberg, without independent verification. The common shares of Nabors began trading on the New York Stock Exchange on November 3, 2005 and therefore has a limited performance history. The dotted line represents a hypothetical Conversion Price, equal to 85% of the closing price on November 19, 2013. The actual Conversion Price will be based on the closing price of one common share of Nabors on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

United Rentals, Inc.

According to its publicly available filings with the SEC, United Rentals, Inc., which we refer to as United Rentals, is an equipment rental company, offering equipment for rent to customers that include construction and industrial companies, manufacturers, utilities, municipalities, homeowners and government entities. The common stock of United Rentals, par value $0.01 per share (Bloomberg ticker: URI), is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of United Rentals in the accompanying product supplement no. UBS-2-III. United Rentals' SEC file number is 001-14387.

Historical Information Regarding the Common Stock of United Rentals

The following table sets forth the quarterly high and low closing prices of one share of the common stock of United Rentals, based on daily closing prices on the primary exchange for United Rentals, as reported by Bloomberg. The closing price of one share of the common stock of United Rentals on November 19, 2013 was $67.19. The actual Initial Price will be the closing price of one share of the common stock of United Rentals on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of one share of the common stock of United Rentals has experienced significant fluctuations. The historical performance of the common stock of United Rentals should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of United Rentals during the term of the Notes. We cannot give you assurance that the performance of the common stock of United Rentals will result in the return of any of your principal. We make no representation as to the amount of dividends, if any, that United Rentals will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of United Rentals.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close
1/1/2008	3/31/2008		$20.10	$15.54	$18.84
4/1/2008	6/30/2008		$22.09	$17.76	$19.61
7/1/2008	9/30/2008		$20.04	$14.77	$15.24
10/1/2008	12/31/2008		$13.89	$4.40	$9.12
1/1/2009	3/31/2009		$9.47	$3.03	$4.21
4/1/2009	6/30/2009		$6.82	$4.06	$6.49
7/1/2009	9/30/2009		$11.02	$5.34	$10.30
10/1/2009	12/31/2009		$11.03	$8.69	$9.81
1/1/2010	3/31/2010		$10.04	$7.02	$9.38
4/1/2010	6/30/2010		$14.59	$9.27	$9.32
7/1/2010	9/30/2010		$14.84	$8.29	$14.84
10/1/2010	12/31/2010		$23.51	$14.53	$22.75
1/1/2011	3/31/2011		$33.28	$22.87	$33.28
4/1/2011	6/30/2011		$34.09	$22.18	$25.40
7/1/2011	9/30/2011		$26.69	$13.11	$16.84
10/1/2011	12/31/2011		$30.31	$15.86	$29.55
1/1/2012	3/31/2012		$43.30	$28.96	$42.89
4/1/2012	6/30/2012		$46.82	$30.16	$34.04
7/1/2012	9/30/2012		$37.92	$27.23	$32.71
10/1/2012	12/31/2012		$45.52	$32.08	$45.52
1/1/2013	3/31/2013		$55.90	$47.57	$54.97
4/1/2013	6/30/2013		$59.52	$46.26	$49.91
7/1/2013	9/30/2013		$59.62	$49.99	$58.29
10/1/2013	11/19/2013	*	$68.59	$55.98	$67.19

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2013 includes data for the period from October 1, 2013 through November 19, 2013. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

The graph below illustrates the daily performance of the common stock of United Rentals from January 2, 2003 through November 19, 2013, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Conversion Price, equal to 80% of the closing price on November 19, 2013. The actual Conversion Price will be based on the closing price of one share of the common stock of United Rentals on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Valeant Pharmaceuticals International, Inc.

According to its publicly available filings with the SEC, Valeant Pharmaceuticals International, Inc., which we refer to as Valeant, a Canadian company, is a multinational specialty pharmaceutical company that develops, manufactures and markets a range of pharmaceutical and over-the-counter products. The common shares of Valeant, no par value (Bloomberg ticker: VRX), are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Valeant in the accompanying product supplement no. UBS-2-III. Valeant's SEC file number is 001-14956.

Historical Information Regarding the Common Shares of Valeant

The following table sets forth the quarterly high and low closing prices of one common share of Valeant, based on daily closing prices on the primary exchange for Valeant, as reported by Bloomberg. The closing price of one common share of Valeant on November 19, 2013 was $105.92. The actual Initial Price will be the closing price of one common share of Valeant on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of one common share of Valeant has experienced significant fluctuations. The historical performance of the common shares of Valeant should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one common share of Valeant during the term of the Notes. We cannot give you assurance that the performance of the common shares of Valeant will result in the return of any of your principal. We make no representation as to the amount of dividends, if any, that Valeant will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Valeant.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close
1/1/2008	3/31/2008		$14.15	$10.24	$10.24
4/1/2008	6/30/2008		$12.37	$9.28	$9.28
7/1/2008	9/30/2008		$10.60	$8.94	$9.39
10/1/2008	12/31/2008		$9.47	$7.11	$9.09
1/1/2009	3/31/2009		$11.46	$9.28	$10.53
4/1/2009	6/30/2009		$13.17	$9.66	$12.93
7/1/2009	9/30/2009		$14.84	$11.87	$14.84
10/1/2009	12/31/2009		$14.33	$12.52	$13.42
1/1/2010	3/31/2010		$16.21	$13.21	$16.12
4/1/2010	6/30/2010		$19.00	$13.31	$18.50
7/1/2010	9/30/2010		$26.14	$17.79	$24.08
10/1/2010	12/31/2010		$30.28	$24.59	$28.29
1/1/2011	3/31/2011		$50.08	$28.85	$49.81
4/1/2011	6/30/2011		$54.05	$48.24	$51.96
7/1/2011	9/30/2011		$56.73	$36.45	$37.12
10/1/2011	12/31/2011		$47.11	$33.85	$46.69
1/1/2012	3/31/2012		$55.58	$46.49	$53.69
4/1/2012	6/30/2012		$56.45	$43.73	$44.79
7/1/2012	9/30/2012		$60.19	$44.87	$55.27
10/1/2012	12/31/2012		$61.03	$53.32	$59.77
1/1/2013	3/31/2013		$75.02	$60.71	$75.02
4/1/2013	6/30/2013		$91.80	$71.79	$86.08
7/1/2013	9/30/2013		$106.12	$88.00	$104.33
10/1/2013	11/19/2013	*	$114.37	$103.04	$105.92

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2013 includes data for the period from October 1, 2013 through November 19, 2013. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

The graph below illustrates the daily performance of the common shares of Valeant from January 2, 2003 through November 19, 2013, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Conversion Price, equal to 80% of the closing price on November 19, 2013. The actual Conversion Price will be based on the closing price of one common share of Valeant on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

The Carlyle Group L.P.

According to its publicly available filings with the SEC, The Carlyle Group L.P., which we refer to as Carlyle Group, is a diversified multi-product global alternative asset management firm that advises an array of specialized investment funds and other investment vehicles that invest across a range of industries, geographies, asset classes and investment strategies. The common units, representing limited partner interests, of Carlyle Group (Bloomberg ticker: CG), are listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Carlyle Group in the accompanying product supplement no. UBS-2-III. Carlyle Group's SEC file number is 001-35538.

Historical Information Regarding the Common Units of Carlyle Group

The following table sets forth the quarterly high and low closing prices of one common unit of Carlyle Group, based on daily closing prices on the primary exchange for Carlyle Group, as reported by Bloomberg. The closing price of one common unit of Carlyle Group on November 19, 2013 was $32.51. The actual Initial Price will be the closing price of one common unit of Carlyle Group on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of one common unit of Carlyle Group has experienced significant fluctuations. The historical performance of the common units of Carlyle Group should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one common unit of Carlyle Group during the term of the Notes. We cannot give you assurance that the performance of the common units of Carlyle Group will result in the return of any of your principal. We make no representation as to the amount of dividends, if any, that Carlyle Group will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common units of Carlyle Group.

Quarter Begin		Quarter End		Quarterly High	Quarterly Low	Close
5/3/2012	*	6/30/2012		$22.41	$20.14	$22.41
7/1/2012		9/30/2012		$27.25	$22.73	$26.24
10/1/2012		12/31/2012		$26.41	$24.71	$26.03
1/1/2013		3/31/2013		$37.30	$26.23	$30.25
4/1/2013		6/30/2013		$32.87	$24.19	$25.70
7/1/2013		9/30/2013		$28.84	$24.75	$25.72
10/1/2013		11/19/2013	**	$32.51	$25.69	$32.51

*	The common units of Carlyle Group commenced trading on May 3, 2012. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated for the second calendar quarter of 2012 are for the shortened period from May 3, 2012 through June 30, 2012.
**	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2013 includes data for the period from October 1, 2013 through November 19, 2013. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

The graph below illustrates the daily performance of the common units of Carlyle Group from May 3, 2012 through November 19, 2013, based on information from Bloomberg, without independent verification. The common units of Carlyle Group began trading on the NASDAQ Stock Market on May 3, 2012 and therefore has a limited performance history. The dotted line represents a hypothetical Conversion Price, equal to 85% of the closing price on November 19, 2013. The actual Conversion Price will be based on the closing price of one common unit of Carlyle Group on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Underwriting Information

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this free writing prospectus and "Use of Proceeds and Hedging" beginning on page PS-18 of the accompanying product supplement no. UBS-2-III.

The total aggregate principal amount of Notes being offered by this free writing prospectus may not be purchased by investors in the offering. Under these circumstances, JPMS will retain the unsold portion of the offering and has agreed to hold such Notes for investment for a period of at least 30 days. The unsold portion of Notes will not exceed 15% of the aggregate principal amount of Notes. See "Underwriting (Conflicts of Interest)" beginning on page PS-39 of the accompanying product supplement no. UBS-2-III for additional information.

JPMS's Estimated Value of the Notes

For each offering of the Notes, JPMS's estimated value of the Notes set forth on the cover of this free writing prospectus is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Notes Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Notes is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Notes Generally — JPMS's Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others' Estimates."

JPMS's estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See "Key Risks — Risks Relating to the Notes Generally — JPMS's Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes" in this free writing prospectus.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see "Key Risks — Risks Relating to the Notes Generally — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors" in this free writing prospectus. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be approximately five months. The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by JPMS. See "Key Risks — Risks Relating to the Notes Generally — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Notes for a Limited Time Period."

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Notes.

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See "Hypothetical Examples and Return Table" in this free writing prospectus for an illustration of the risk-return profile of the Notes and the section for the applicable Underlying Stock set forth under "The Underlying Stocks" in this free writing prospectus for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to JPMS's estimated value of the Notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the applicable Notes, plus the estimated cost of hedging our obligations under the applicable Notes.

For purposes of the Notes offered by this free writing prospectus, the first and second paragraph of the section entitled "Use of Proceeds and Hedging" on page PS-18 of the accompanying product supplement no. UBS-2-III are deemed deleted in their entirety. Please refer instead to the discussion set forth above.